Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and among Freescale Semiconductor, Inc. (the “Company”), Freescale Holdings GP, Ltd. (the “GP”), and Sandeep Chennakeshu (the “Executive”) dated as of the 1st day of December, 2006 supersedes and replaces, in its entirety, the employment agreement by and between the Executive and the Company dated May 12, 2006.

WHEREAS, the Company, Freescale Holdings, L.P. (the “Parent”), and Freescale Acquisition Corporation, an indirect wholly owned subsidiary of the Parent (“Merger Sub”) entered into an Agreement and Plan of Merger, dated as of September 15, 2006, (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and, as a result of which, the Company will be an indirect subsidiary of the Parent;

WHEREAS, in connection with the Merger, the Board of Directors of the Company (the “Board”) and the Board of Directors of the GP, the managing general partner of Parent (the “Parent Board”) have determined that it is in the best interests of the Company and its parents and ultimate owners for the Executive to continue to serve as the Company’s Senior Vice President and General Manager of the Wireless & Mobile Systems Group (“WMSG”), on the terms and conditions set forth in this Agreement;

WHEREAS, the Executive desires to accept such service, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Effective Date. The “Effective Date” shall mean the Effective Time (as defined in the Merger Agreement).

2. Employment Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending at least 90 days after the Company or the Executive delivers a written Notice of Termination, as defined below, to the other Party that the employment period shall terminate (the period of such employment to be called the “Employment Period”).

3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall continue to serve as a Senior Vice President of the Company and General Manager of the WMSG, with such duties and responsibilities as are commensurate with such position, and shall report to the Chairman and Chief Executive Officer of the Company. The Executive’s principal location of employment shall be at the principal headquarters of the Company; provided, however, that the Executive may be required under reasonable business circumstances to travel outside of the applicable principal location of employment in connection with performing his duties under this Agreement. As used in this Agreement, the term “affiliate” of an entity shall include any entity controlled by, controlling, or under common control with such entity.

(ii) The Executive agrees that during the Employment Period, he shall devote all of his business time, energies and talents to serving as the Company’s Senior Vice President and General Manager of the WMSG, and perform his duties conscientiously and faithfully subject to the lawful directions of the boards, and in accordance with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies, and codes of conduct (collectively, the “Company Policies”). During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 10, to (A) serve on corporate, civic or charitable boards or committees; provided, that, without the written approval of the Parent Board, which shall not be unreasonably withheld, the Executive shall not serve on more than one such corporate board, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement, or violate any Company Policies. The Executive acknowledges that he has been provided copies of the existing Company Policies.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) of not less than $700,000, payable pursuant to the Company’s normal payroll practices. During the Employment Period, the current Annual Base Salary shall be reviewed for increase at such time, and in the same manner, as the salaries of senior officers of the Company are reviewed generally; provided that the Executive’s first such review shall occur no earlier than January 2007.

(ii) Annual Bonus. For each fiscal year of the Company completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the Compensation and Leadership Committee of the Parent Board (the “Committee”); provided that, the Executive’s target Annual Bonus shall be equal to $500,000 (the “Target Bonus”). The business performance factor of the Executive’s Target Bonus for fiscal year 2006 will be based upon two sets of metrics: the WMSG targets will represent 25% of the business performance factor, and the Company targets will represent the other 75% of the business performance factor. The Executive’s Target Bonus for calendar year 2006 shall be prorated based on the portion of such year the Executive is employed with the Company beginning on May 12, 2006.

(iii) Long-Term Incentive Awards. In connection with the Merger, the Executive shall be granted a 0.4% profits interest in the Parent subject in all respects to the terms and conditions of the Freescale Holdings L.P. Award Agreement attached hereto as Annex A (the “Award Agreement”), the Freescale Holdings L.P. 2006 Interest Plan (the “Interest Plan”) and the Investors Agreement (as defined in the Interest Plan). The foregoing grant shall vest in equal annual installments over four (4) years. The Executive shall be eligible to participate in any long-term incentive plans or programs established by the Company for its senior officers generally, at levels commensurate with the benefits provided to other senior officers and with adjustments appropriate for his position as a Senior Vice President of the Company. Any awards made under this Section shall be referred to in this Agreement as the “Equity Awards.”

(iv) Signing Bonus. The Executive acknowledges that the Company has paid the Executive a signing bonus in the gross amount of $1,000,000 (One Million Dollars). If the Executive’s employment ends prior to May 31, 2007 for Cause or due to voluntary termination without Good Reason, the Executive agrees to repay to the Company the entire Signing Bonus (less the amount withheld by the Company for taxes and other Federal withholding requirements at the time of payment of the bonus). Such payment will be made within 60 days of the termination of employment.

(v) Benefits. During the Employment Period, the Executive shall be eligible for participation in the welfare, retirement, perquisite and fringe benefit (including relocation, financial planning, and automobile), and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior officers of the Company generally; provided, that, any severance payments or benefits to be received under any severance benefit plans, practices, policies and programs shall be offset and reduced by any severance benefits or payments received under this Agreement.

(vi) Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the policies of the Company as may be in effect from time to time for senior officers generally.

(vii) Vacation. During the Employment Period, the Executive shall be eligible for paid vacation in accordance with the policies of the Company as may be in effect from time to time for senior officers generally.

(c) Other Entities. The Executive agrees to serve upon request, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other entities, which, in each case, are affiliates, including entities in which the Company has a significant investment (collectively, the Company and such entities, called the “Affiliated Group”), as determined by the Company.

4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for 180 consecutive days or for 180 intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful and continued failure to substantially perform his duties under this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days following delivery to the Executive of a written demand by the Parent Board for substantial performance specifying the manner in which the Executive has failed to substantially perform; or

(ii) the Executive’s willful engagement in malfeasance, fraud, dishonesty or misconduct (other than dishonesty or misconduct that has no detrimental impact on the Company’s reputation or business);

(iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor (other than a misdemeanor traffic offense); or

(iv) the Executive’s material breach of Section 3(a) or Section 10 of this Agreement.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(c) below shall have occurred and the Executive provides the Company with written notice thereof within 30 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 60 days after the date of delivery of the notice referred to in clause (x) above. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Executive’s written consent or in consequence of a prior termination or a Notice of Termination of the Executive’s employment, the occurrence of any of the following:

(i) a reduction by the Company in the Executive’s Annual Base Salary or a reduction in the Executive’s Target Bonus; or

(ii) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive at any time during the Employment Period, unless such reduction is applicable to senior officers of the Company generally; or

(iii) a material diminution in the Executive’s duties or responsibilities (other than as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities) as a Senior Vice President of the Company and General Manager of the WMSG; provided, however, that in no event will there be deemed to be a Good Reason with respect to the Executive on account of a lateral change to the Executive’s duties that does not affect the Executive’s reporting relationships; or

(iv) a material change in the Executive’s reporting relationship that is inconsistent with the terms of the first sentence of Section 3(a)(i); or

(v) the Company requiring the Executive’s principal location of employment to be at any office or location more than 35 miles from the principal headquarters of the Company (other than to the extent agreed to or requested by the Executive) on the Effective Date; or

(vi) a failure of the Company to comply with Section 11(b).

(d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason (other than due to death, Disability or retirement), and such termination shall not be deemed to be a breach of this Agreement.

(e) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, where applicable, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the 90th day after the Notice of Termination is given, or in the case of Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party of such termination, (iii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (iv) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date.

(g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Company, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause. Subject to Section 6, if, during the Employment Period, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (2) the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days (except as specifically provided in Section 5(a)(i)(A)(3)) after the Date of Termination or, if later, as soon as practicable following the earliest date on which such payment would avoid imposition of penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of the following amounts:

A. the sum of (1) the Executive’s accrued but unpaid Annual Base Salary and any accrued but unused vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(vii) but have not been reimbursed by the Company as of the Date of Termination, (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid), and (4) the product of the Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of days in such year through the Date of Termination and the denominator of which is 365 (collectively, the “Obligations”); and

B. the amount equal to the product of (x) two and (y) the sum of (I) the Executive’s Annual Base Salary and (II) the Target Bonus; and

(ii) for two years after the Executive’s Date of Termination, the Company shall continue medical and life insurance benefits to the Executive (and, if applicable, to any dependents of the Executive who received such benefits under his coverage prior to the Date of Termination) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, that the Executive continues to make all required contributions; and

(iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

(iv) Notwithstanding anything herein to the contrary, in the event the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason, (provided that in no event will there be deemed to be Good Reason solely by reason of the Company becoming privately held in connection with the consummation of the transactions contemplated by the Merger Agreement or on account of the Executive ceasing to serve as an executive of a publicly held corporation), on or before the second anniversary of the Effective Date, the Executive shall be entitled to all payments and benefits then due under the Company’s Senior Officer Change in Control Severance Plan to the extent more favorable to the Executive than that otherwise provided under this Section 5(a) (in which case Executive will not be entitled to any payments or benefits under Section 5(a)).

Except with respect to payments and benefits under Sections 5(a)(i)(A)(l) and 5(a)(i)(A)(2), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Annex B.

(b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2), and (except in the event of a termination by the Company for Cause) (3) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the obligation to pay or provide to the Executive’s beneficiaries the Obligations and the timely payment or provision of the Other Benefits.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive the Obligations and the timely payment or provision of the Other Benefits, including any applicable disability benefits.

6. Change in Control Benefits. If at any time following a Change in Control (as defined below) which occurs after the second anniversary of the Effective Date and prior to the second anniversary of such Change in Control, the Executive’s employment is terminated other than for Cause, death or Disability or he resigns for Good Reason, the Executive is entitled to receive the following benefits payable in a lump sum within ten days following the Executive’s termination of employment or, if later, as soon as practicable following the earliest date on which such payment would avoid imposition of penalties under Section 409A of the Code:

(a) The Obligations;

(b) three times the greater of (i) the Executive’s highest Annual Base Salary during the three years prior to the Change in Control and (ii) the Executive’s Annual Base Salary on the Date of Termination;

(c) the amount equal to three times the highest Annual Bonus, including any bonus or portion thereof that has been deferred (and annualized for any fiscal year consisting of less than 12 months or during which the Executive was employed for less than 12 months), that the Executive received during the five fiscal years prior to the Date of Termination; and

(d) health, medical, life and long-term disability benefits for three years comparable to the Executive’s benefits immediately prior to the Change in Control, or if the Executive is unable to continue to participate in the Company’s health, medical, life and long-term disability plans, the Company will provided the Executive comparable benefits on an after-tax basis. For purposes of eligibility for retiree medical benefits pursuant to such plans, the

Executive will be considered to have remained employed until the earlier of three years after the Date of Termination or the last day any Company employee may become eligible for such retiree medical benefits and to have retired on the last day of such period. The benefits will be no less favorable than as in effect immediately prior to the Change in Control. The Executive shall be eligible for COBRA benefits at the end of the three-year period.

Notwithstanding the foregoing, if the Company amends its current Senior Officer Change in Control Severance Plan or adopts a Change in Control severance plan for senior officers generally with more generous benefits than the benefits outlined above, the Executive will be entitled to those more generous benefits to the extent applicable in lieu of benefits provided hereunder.

If the Executive is terminated by the Company (other than for Cause) within the nine-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then the Executive shall be entitled to receive the benefits listed in Sections 6(a) through (f) above.

If the Executive becomes entitled to payments under this Section 6, he will not be entitled to any payments or benefits under Section 5.

7. Definition of Change in Control. The term “Change in Control” as used in this Agreement shall have the same meaning given to such term under the Interest Plan.

8. Change in Control.

(a) In the event of a Change in Control at a time when the common stock of the Company or any of its affiliates is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code, the parties shall use their best efforts to satisfy the “shareholder approval requirements” of that section in a manner designed to preserve the full economic benefit to the executive of any payments or benefits otherwise due to the Executive.

(b) In the event of a Change in Control other than at a time when the common stock of the Company or any of its affiliates is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code, and it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax (as defined below), and any federal, state and local income tax, employment tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. For purposes of determining the amount of the Gross-Up Payment, unless the Executive specifies that other rates apply, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Executive’s Date of Termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(c) All determinations to be made under this Section 8 shall be made by the Company’s independent public accounting firm immediately prior to the Change in Control or another independent public accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 20 days after the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

(d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order to contest such claim effectively, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance. Any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (c)) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 8, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b), (c) and (d) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b), (c) and (d) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

(g) The Company shall pay the Gross-Up Payment as and when the related Excise Tax is incurred. The Gross-Up Payment shall be paid in accordance with section 409A of the Code, to the extent applicable. If required in order to comply with section 409A of the Code, (i) the Gross-Up Payment attributable to payments other than severance compensation and benefits described in Section 5 or 6 shall be paid in a lump sum payment upon the closing of the Change in Control and (ii) the Gross-Up Payment attributable to severance compensation and benefits shall be paid in a lump sum payment on the first day on which severance compensation is paid pursuant to Section 5 or 6. If the amount of a Gross-Up Payment cannot be fully determined by the date on which the applicable portion of the Payment becomes subject to the Excise Tax (“Payment Date”), the Company shall pay to the Executive by the Payment Date an estimate of such Gross-Up Payment, as determined by the Accounting Firm, and the Company shall pay to the Executive the remainder of such Gross-Up Payment (if any) as soon as the amount can be determined, but in no event later than 20 days after the payment date.

9. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. To the extent permitted by applicable law, the Company shall pay directly to the Executive all reasonable legal fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement, and the Company shall reimburse the Executive for all legal costs and expenses reasonably incurred (and documented in invoices) in connection with any dispute under this Agreement, so long as the Executive substantially prevails in such dispute. In addition, the Company shall indemnify and hold the Executive, harmless on an after-tax basis, for any income tax, and all other applicable taxes imposed as a result of the Company’s payment of any legal fees contemplated herein in connection with the preparation and negotiation of this Agreement.

10. Covenants.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Affiliated Group that is not public knowledge (other than as a result of the Executive’s violation of this Section 10(a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities for the Company. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to disclose. Upon his termination of employment with the Affiliated Group for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. The Executive agrees to execute any standard-form confidentiality agreements that apply to senior executives (including, without limitation, the Freescale Assignment and Confidentiality Agreement, and further agrees to honor such policies and agreements pursuant to their terms during and following his employment with the Affiliated Group. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

(b) Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title, and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Affiliated Group, and arising from or relating to such employment or the business of the Company or other member of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c) No Competition—Solicitation of Business. If the Executive is terminated for Cause or voluntarily terminates his employment other than for Good Reason during the Restricted Period (the “Restricted Period” shall mean the period from the Effective Date through the second anniversary of the Executive’s termination of employment with the Company), the Executive shall not, either directly or indirectly, compete with the business of the Company by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of the

Company, or (B) any person or entity who is or was at any time during the previous twelve months a customer of the Company. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) whose primary business is the design, manufacture or sale of integrated circuits/semiconductors, microcontrollers for the wireless products and services industry (including but not limited to wireless devices and infrastructure), similar to products that are designed, manufactured or sold by WMSG as of the Date of Termination. Competitive Business does not include a “Startup Company.” Startup Company means any person or entity that has functioned as a business for three years or less and has less than $1 billion dollars in annual revenues. For the avoidance of doubt, the restrictions described in subsection (ii) above do not apply to a Startup Company. Executive agrees that during the Restricted Period he will seek the Company’s prior written consent that any proposed employment or other engagement does not violate the non-competition provisions of this Agreement. Company agrees that it will not unreasonably delay or withhold consent. If the Parties are unable to reach agreement within 10 days after Company’s receipt of Executive’s written request for consent, Executive may proceed to refer the matter to a qualified, independent neutral expert experienced in the industry, (the “Neutral Expert”), by providing written notice to Company. Within five days after Company receives Executive’s written notice, the Parties will choose a mutually acceptable Neutral Expert. No Party will unreasonably withhold consent to the selection of the Neutral Expert. Within seven days after the Neutral Expert is selected, or as soon thereafter as the Neutral Expert is able to meet with the Parties, the Parties will meet with the Neutral Expert to present their positions, in a manner to be determined by the Neutral Expert. Based exclusively on the evidence presented by the Parties at that meeting, the Neutral Expert will determine whether Executive’s proposed employment or other engagement violates the non-competition provisions of this Agreement. The decision of the Neutral Expert will be final, binding, and non-appealable.

(d) Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 10 (d) shall be at mutually agreed to and convenient times and shall not interfere with Executive’s ability to substantially perform his duties with his current employer.

(e) Notwithstanding any provision of this Agreement to the contrary, this Section 10 shall supersede and replace the terms and conditions of any and all other agreements previously entered into with respect to the subject matter hereof and (unless the parties agree otherwise) any future agreements entered into with respect to subject matter hereof, except with respect to the provisions of the Stock Option/Restricted Stock Unit Consideration Agreement between the Executive and the Company under the Company’s Omnibus Incentive Plan of 2005, which provisions shall remain in full force and effect.

(f) Remedies. The Executive acknowledges and agrees that the terms of Section 10: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 10 will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Executive consents and agrees that the forfeiture provisions contained in the Interest Plan, the Award Agreement and the Investors Agreement, are reasonable remedies in the event the Participant commits any such breach and such forfeiture shall be the Affiliated Group’s sole remedy with respect to such breach. If any of the provisions of Section 10 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 10 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. If the Company sells or otherwise divests only the business currently known as WMSG and the action does not trigger benefits for the Executive under the Change in Control Plan (as also set forth above), the Company will offer Executive an alternate position within the Company at the same work location and at the same pay and benefits. If Executive accepts the alternate position, he will continue employment with the Company under the terms of this Agreement with the exception of a change in his position and duties. If Executive does not accept the alternate position, he can terminate his employment for Good Reason and the provisions and obligations of this Agreement relating to termination for Good Reason will apply.

(b) The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Texas, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

With a copy to:

Morgan Lewis & Bockius

1701 Market Street

Philadelphia, PA 19103

Attn: Robert L. Lichtenstein, Esq.

If to the Company:

Freescale Semiconductor, Inc.

6501 William Cannon Drive

West Austin, TX 78735

Attention: General Counsel

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: Regina Olshan, Esq.

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Subject to the provisions of Section 4(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the Parties with respect to the subject matter hereof except as otherwise specifically set forth in this Agreement.

(g) The Company may not issue a press release or otherwise publicly disclose the Executive’s employment or potential employment with the Company without Executive’s consent as to the content and timing of such disclosure, which approval shall not be unreasonably withheld.

13. Director’s and Officer’s Insurance; Indemnification.

(a) The Company shall indemnify the Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates.

(b) The Executive shall be covered during the entire term of this Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company or its affiliates, which such insurance shall be paid by the Company.

14. Section 409A. If it is determined that any amount due the Executive under the terms of this Agreement has been structured in a manner that would result in adverse tax treatment under section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

SANDEEP CHENNAKESHU

/s/ Sandeep Chennakeshu

FREESCALE SEMICONDUCTOR, INC.
FREESCALE HOLDINGS GP, LTD.

By:	/s/ Paul C. Schorr IV

Title:	Director

Annex A

Freescale Holdings L.P. Award Agreement

FREESCALE HOLDINGS L.P.

FORM OF AWARD AGREEMENT

THIS MANAGEMENT EQUITY AWARD AGREEMENT (“Agreement”) is made as of December 1, 2006 (the “Date of Grant”) by and between Freescale Holdings L.P., a Cayman Islands limited partnership (the “Partnership”) and _______________ (the “Participant”).

R E C I T A L S:

WHEREAS, the Partnership has adopted the Freescale Holdings L.P. 2006 Interest Plan (the “Plan”), a copy of which is attached hereto as Exhibit B. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, in connection with the Participant’s Employment by the Company, the Partnership intends concurrently herewith to (i) allow the Participant to become a party to the LP Agreement and (ii) subscribe for a number of Class B Interests set forth below (the “Award”). Upon vesting in accordance with this Agreement, Unvested Interests shall automatically convert to Vested Interests for purposes of the LP Agreement and the Investors Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Award of Interests. Subject to the terms and conditions hereof and subject to the execution by the Participant of the LP Agreement and the Investors Agreement, the Partnership hereby allows the Participant to become a party to the LP Agreement as a Limited Partner having                              Class B Interests and awards such Interests to the Participant, and the Participant accepts such Interests from the Partnership.

2. Vesting Schedule.

(a) General. Subject to the Participant’s continued Employment with the Company or as otherwise provided in Section 3 below, the Award shall vest with respect to twenty-five percent (25%) of the Interests initially covered by the Award on each of the first, second, third and fourth anniversaries of the Date of Grant.

(b) Change of Control. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control, all Unvested Interests shall become Vested Interests.

3. Termination of Employment.

(a) General. If the Participant’s Employment is terminated for any reason, any Unvested Interests shall (after giving effect to the provisions of Section 2(b) and this Section 3) terminate upon such termination of Employment.

(b) For Cause. The Award (including any Vested Interests and Unvested Interests) shall terminate upon the Participant’s termination of Employment for Cause.

(c) Without Cause or for Good Reason. Upon the Participant’s termination of Employment by the Company without Cause or by the Participant for Good Reason, a number of Interests equal to the number of Interests subject to the Award (if any) that would have become Vested Interests on the next anniversary of the Date of Grant if the Participant had remained employed until such date (the “Subsequent Tranche”), multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Participant’s Employment through the Participant’s termination of Employment and the denominator of which equals 365, shall become Vested Interests, plus, if so determined in the sole discretion of the Chief Executive Officer of the Company, the Subsequent Tranche; subject in all circumstances to the maximum of the total number of Interests subject to the Award as of the date of such termination of Employment. Any Interests that remain Unvested Interests after giving effect to the above provisions of this Section 3(c) shall terminate immediately effective as of the termination of the Participant’s Employment.

(d) Death. Upon the Participant’s termination of Employment due to death, a number of Interests equal to the number of Interests subject to the Award (if any) that would have vested on the Subsequent Tranche if the Participant had remained employed until such date, multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Participant’s Employment through the Participant’s termination of Employment and the denominator of which equals 365, shall become Vested Interests, plus, two Subsequent Tranches shall become Vested Interests; subject in all circumstances to the maximum of the total number of Interests subject to the Award as of the date of such termination of Employment. Any Interests that remain Unvested Interests after giving effect to the above provisions of this Section 3(d) shall terminate immediately effective as of the termination of the Participant’s Employment.

(e) Disability. Upon the Participant’s termination of Employment due to Disability, all Interests subject the Award shall become Vested Interests.

(f) Retirement. Upon the Participant’s termination of Employment due to Retirement and solely to the extent so determined by the Company’s Chief Executive Officer, a number of Interests equal to the Subsequent Tranche multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Participant’s Employment through the Participant’s termination of

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Employment and the denominator of which equals 365, shall become Vested Interests; subject in all circumstances to the maximum of the total number of Interests subject to the Award as of the date of such termination of Employment. Any Interests that remain Unvested Interests after giving effect to the above provisions of this Section 3(f) shall terminate immediately effective as of the termination of the Participant’s Employment.

(g) By the Participant other than due to Disability or Good Reason. Upon the Participant’s termination of Employment on account of a termination initiated by the Participant other than due to Disability or Good Reason, then any Interests that remain Unvested Interests shall terminate immediately effective as of the termination of the Participant’s Employment.

(h) Forfeiture. Notwithstanding anything herein to the contrary, if the Participant breaches any Restrictive Covenants applicable to the Participant (including, without limitation, the Restrictive Covenants set forth in Exhibit A hereto) following termination of the Participant’s Employment by the Participant other than due to Disability or Good Reason, in each case on or after the second anniversary of the Date of Grant, then any Interests which became Vested Interests during the twelve-month period immediately preceding the date of termination shall be automatically forfeited. Notwithstanding anything herein to the contrary, if the Participant breaches any Restrictive Covenants applicable to the Participant (including, without limitation, the Restrictive Covenants set forth in Exhibit A hereto) during the Severance Period (as defined below), then any Vested Interests then held by the Participant shall be automatically forfeited. For purposes of this Agreement “Severance Period” shall mean, in the event of termination of the Participant’s Employment in circumstances entitling the Participant to severance under an applicable plan or policy or an individual agreement, and under which plan, policy or individual agreement the Participant elects to and actually receives severance, the two-year period following the date of such termination.

4. Certain Covenants. The Participant hereby agrees and covenants to perform all of his obligations set forth in Exhibit A hereto (which is incorporated by reference hereby) and acknowledges that the Participant’s obligations set forth in Exhibit A constitute a material inducement for the Partnership’s grant of the Award to the Participant but, as to the Company’s remedy, subject only to the provisions set forth in subsection (f) of Exhibit A.

5. Restrictions, etc. The Participant’s rights hereunder and with respect to Vested Interests and Unvested Interests are subject to the restrictions and other provisions contained in the Investors Agreement and the LP Agreement.

6. No Right to Continued Employment. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company to continue the Employment of the Participant and shall not lessen or affect the Company’s right to terminate the Employment of such Participant.

7. Notices. Any notice necessary under this Agreement shall be addressed to the Partnership in care of its Secretary at the principal executive office of the Partnership and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

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8. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

9. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

10. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11. Tax Issues. THE ISSUANCE OF THE SUBJECT INTERESTS TO THE PARTICIPANT PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS, INCLUDING, WITHOUT LIMITATION, CONSIDERATION OF THE ADVISABILITY OF THE PARTICIPANT MAKING AN ELECTION UNDER SECTION 83(B) OF THE CODE. THE PARTICIPANT ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO THE PARTICIPANT REGARDING THE TAX CONSEQUENCES OF THE GRANT OF THE INTERESTS SUBJECT TO THIS AWARD OR THIS AGREEMENT. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE PARTICIPANT SHALL BE

SOLELY RESPONSIBLE FOR ANY TAXES ON THE SUBJECT INTERESTS AND SHALL HOLD THE COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY THE PARTICIPANT IN CONNECTION WITH THE INTERESTS SUBJECT TO THE AWARD AND THIS AGREEMENT.

12. Award Subject to Plan, Investors Agreement, LP Agreement and Registration Rights Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, the Investors Agreement and the LP Agreement. The Award is subject to the Plan, the Investors Agreement and the LP Agreement, each as may be amended from time to time, and the terms and provisions of the Plan, the Investors Agreement and the LP Agreement are hereby incorporated herein by reference. By entering into this Agreement, the Participant hereby authorizes John Torres as the Participant’s attorney-in-fact and delegates full power and authority to Mr. Torres to enter into the Investors Agreement, the LP Agreement and the Registration Rights Agreement on the Participant’s behalf.

13. Change in Control Severance Plan. In consideration of the grant of the Award and acknowledging that such agreement constitutes a material inducement for the grant of such Award, the Participant hereby agrees that as of the date hereof, with respect to the Freescale Semiconductor, Inc. Officer Change in Control Severance Plan (the “CIC Plan”), in no event will there be deemed to be a Good Reason with respect to the Participant under the CIC Plan solely by reason of (a) Freescale Semiconductor, Inc. becoming privately held in connection with the consummation of the transactions contemplated by the Merger Agreement (as defined in the Investors Agreement), (b) on account of a lateral change to the Participant’s duties that does not affect the Participant’s reporting relationships or (c) the Participant ceasing to serve as an executive of a publicly held corporation. The Participant further agrees that the last sentence of Section 7.4 of the CIC Plan shall be of no force and effect.

14. Waivers and Amendments. The respective rights and obligations of the Partnership and the Participant under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of the Partnership and the Participant.

15. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

16. Section 409A. It is intended that the terms of this Agreement comply with section 409A of the Code. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Participant’s economic rights.

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17. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Partnership and the Participant have executed this Agreement.

Freescale Holdings L.P.

By:	Freescale Holdings GP Ltd., its general partner

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

PARTICIPANT:

Exhibit A – Restrictive Covenants

(a)	Confidential Information. The Participant shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Participant obtains during the Participant’s Employment that is not public knowledge (other than as a result of the Participant’s violation of this Section (a)) (“Confidential Information”). The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant’s Employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Participant performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Participant is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Participant shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Participant shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Participant is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Participant shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of Employment for any reason, the Participant shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Participant uses, prepares or comes into contact with during the course of the Participant’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Participant agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives.

(b)

Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Participant (alone or jointly with others) during the Participant’s Employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Participant shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Participant has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Participant has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c)	Non-Recruitment of Affiliated Group Employees. The Participant shall not, at any time during the Nonsolicitation Restricted Period (as defined below), other than in the ordinary exercise of his duties, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Nonsolicitation Restricted Period, the Participant shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Participant is a part will not constitute solicitation or recruitment. The “Nonsolicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Participant’s termination of Employment.

(d)

Non-Competition – Solicitation of Business. During the Noncompetition Restricted Period (as defined below), the Participant shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such

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business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The “Noncompetition Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the date of termination of the Participant’s Employment.

(e)	Assistance. The Participant agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Participant will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Participant’s Employment or the period of the Participant’s Employment by the Affiliated Group. The Participant agrees, unless precluded by law, to promptly inform the Company if the Participant is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Participant also agrees, unless precluded by law, to promptly inform the Company if the Participant is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Participant for all of the Participant’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Participant’s service. In addition, the Participant agrees to provide such services as are reasonably requested by the Company to assist any successor to the Participant in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (e) shall be at mutually agreed to and convenient times.

(f)

Remedies. The Participant acknowledges and agrees that the terms of this Exhibit A: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Participant further acknowledges and agrees that the Participant’s breach of the provisions of this Exhibit A will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Participant consents and agrees that the forfeiture provisions contained in the Plan, the Agreement and the Investors Agreement, are reasonable remedies in the event the Participant commits any such breach and such forfeiture and call option shall be the Affiliated Group’s sole remedy with respect to such breach. If any of the

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provisions of this Exhibit A are determined to be wholly or partially unenforceable, the Participant hereby agrees that Exhibit A or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Exhibit A are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

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Exhibit B – Interest Plan

(Distributed Separately)